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                [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                                                                     EXHIBIT 5.1

                                October 29, 1999

ShopNow.com Inc.
411 First Avenue South
Suite 200 North
Seattle, Washington  98101

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 1, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 648,472 shares of your Common Stock to be issued pursuant to the Amended and Restated 1996 Combined Incentive and Nonqualified Stock Option Plan and 2,000,000 shares of Common Stock to be issued pursuant to the Amended and Restated 1999 Employee Stock Purchase Plan (collectively, the "Plans" and the "Shares" as appropriate). As legal counsel for ShopNow.com Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

         It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                      Very truly yours,

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation

                                      /s/ Wilson Sonsini Goodrich & Rosati, P.C.
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